Exhibit  22.1

                          MAJORITY CONSENT STOCKHOLDERS

THE UNDERSIGNED, being a majority (approximately 70%) of the Stockholders of RAPITRON, INC., a Nevada Corporation ("Company"), in lieu of a meeting, hereby consents to the following resolutions:

          RESOLVED, that the Stockholders agree with the recommendation of the Board of Directors that it is in the best interest of the Company and its stockholders to enter into an Agreement and Plan of Merger with Rapidtron Inc., a Delaware corporation and RTI ACQUISITION SUBSIDIARY, INC., a Nevada corporation, with Rapidtron Inc., a Delaware corporation being the surviving corporation and wholly-owned subsidiary of Rapidtron, Inc., a Nevada corporation, and approve the Agreement and Plan of Merger attached hereto as Exhibit "A", and be it

          FURTHER RESOLVED, that at the effective time of the merger, pursuant to Section 1.5 of the Agreement and Plan of Merger, the Company shall accept the resignation of Dr. John Veltheer as a Director of the Company and shall appoint John Creel and Steve Meineke to serve as Directors of the Company together with Hendrik Rethwim, and be it

          FURTHER RESOLVED, that concurrent with the closing of the merger, pursuant to Section 1.6(e) of the Agreement and Plan of Merger, the Company shall amend its Articles of Incorporation to increase the authorized common stock from 20,000,000 shares to 100,000,000 shares, and be it

          FURTHER  RESOLVED,  that  at  the effective of the merger, pursuant to
     Section 1.6 of the Agreement and Plan of Merger, the Company shall authorize Pacific Stock Transfer Company to issue a total of 9,600,000 shares of restricted common stock to the current shareholders of Rapidtron Inc., a Delaware corporation at a ratio of .955033824 shares for each Rapidtron Inc., a Delaware corporation share owned with fractional shares be converted to cash at the rate of $1.00 per share, and be it

          FURTHER RESOLVED, that the shareholders ratify the action of the Board of Directors to change the Company name from The Furnishing Club to Rapidtron, Inc. pursuant to a Certificate of Amendment of Articles of Incorporation filed with the Nevada Secretary of State on September 30, 2002, and be it

          FURTHER RESOLVED, that the corporate officers are hereby authorized to execute any and all documents necessary to complete the terms and conditions of the Agreement and Plan of Merger.

Dated:  January  17,  2003



/s/ Hue  Do                               /s/ Tim  Do
--------------------------------          ------------------------------
Hue  Do                                   Tim  Do

Ant,  Inc.

                                          /s/ Todd  Ream
                                          ------------------------------
                                          Todd  Ream

By /s/  Anthony  N.  DeMint
  ---------------------------------------
   Anthony  N.  DeMint
   Its  President


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